AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
This Amendment No. 1 to the Employment Agreement (this “Amendment”) is made effective as of January 1, 2013 (the “Effective Date”) by and between Travelzoo Inc. (the “Company”) and Chris Loughlin (“Employee”), with reference to the following facts:
A.    The Company and Employee are parties to an Employment Agreement dated November 18, 2009 (“Employment Agreement”).
B.    To incorporate changes to the performance bonus provision of the Employment Agreement, Company and Employee mutually desire to effect certain amendments to the Employment Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and such other good and valuable consideration, the parties agree as follows:
Except as otherwise provided, capitalized terms in this Amendment shall have the meanings ascribed to such terms in the Employment Agreement.
1.     The entire Sections 3(b) and 3(c) entitled “Performance Bonus” and “Discretionary Bonus” are hereby deleted and the following is substituted in its place:
“(b)    Performance Bonus.  Beginning with the first quarter of 2013, Employee will be eligible to participate in a quarterly Performance Bonus plan (“Performance Bonus”), under which Employee may receive, in addition to his Salary, a bonus in an amount between zero and $90,667 (Ninety Thousand, Six Hundred and Sixty-Seven Dollars) per calendar quarter.  Employee must be employed by the Company through the last day of the calendar quarter in order to receive any Performance Bonus attributable to such quarter with the following exceptions:  the bonus for such quarter shall be prorated only if the last calendar quarter is less than a full quarter because Employee’s employment is terminated without Cause under Section 2(a).

The following schedule applies for calculating a bonus.

Criteria	Amount
Worldwide revenue target for the quarter met AND there are no more than two Significant Customers AND no Significant Customer accounts for 17% or more of worldwide consolidated revenue for the quarter.

No bonus if actual quarterly revenues are less than 95% of the worldwide revenue target for the quarter, or if the significant customer criteria are not met.
If actual revenues are 95% or more of the worldwide revenue target, the bonus is as follows:
• 95% achievement: $16,000
• 100% achievement: $26,667
• 105% achievement: $32,000
If the achievement falls between 95% and 100%, bonus will be calculated according to the following formula:
$16,000 plus $213 for every 0.1 percent achievement above 95%.
Example:
96.7% achievement would result in a bonus of $16,000 plus 17 times $213 = total payout of $19,621.
If the achievement is falls between 100% and 105%, bonus will be calculated according to the following formula:
$26,667 plus $106 for every 0.1 percent achievement above 100%.
Example:
104.2% achievement would result in a bonus of $26,667 plus 42 times $106 = total payout of $31,119.
If achievement is 105% or above, the bonus is $32,000.

Worldwide operating income target for the quarter met.
No bonus if actual quarterly operating income is less than 90% of the worldwide operating income target for the quarter.
 If the actual worldwide operating income is 90% or more of the target, the bonus is as follows:
• 90% achievement: $16,000
• 100% achievement: $26,667
• 110% achievement: $32,000
If the achievement falls between 90% and 100%, bonus will be calculated according to the following formula:
$16,000 plus $106 for every 0.1 percent achievement above 90%.
Example:
92.9% achievement would result in a bonus of $16,000 plus 29 times $106 = total payout of $19,074.
If the achievement is falls between 100% and 105%, bonus will be calculated according to the following formula:
$26,667 plus $106 for every 0.1 percent achievement above 100%.
Example:
102.5% achievement would result in a bonus of $26,667 plus 25 times $106 = total payout of $29,317.
If achievement is 110% or above, the bonus is $32,000.

Worldwide audience target for the quarter met.	Up to $26,667 if all targets are met.

All targets (worldwide revenue, worldwide operating income, and worldwide audience) will be set by the Company’s Board of Directors as part of the approval of the Company’s annual budget, and can only be modified by the Board throughout the calendar year. The Company’s Chief Executive Officer will determine if the criteria are met and will determine the quarterly Performance Bonus, if any, according to the schedule above.
The Company shall notify Employee of any changes to the Performance Bonus via E-mail or in writing.
Any bonus payments, if applicable, shall be made no more than 60 days after the end of the calendar quarter, and will be subject to the usual and applicable withholding and payroll taxes.”

This Amendment shall commence on the Effective Date and continue in effect until the expiration or sooner termination of the Employment Agreement. This Amendment shall supersede and replace any inconsistent provisions of the Employment Agreement. Except as expressly set forth herein, all other terms of the Employment Agreement remain in full force and effect.

Employee acknowledges that he has had an adequate opportunity to review this agreement and all of its terms and is entering into it voluntarily on the date shown below his name. He has carefully read this agreement and understands all of its terms. He further acknowledges that he has voluntarily entered into this agreement, that this agreement is not the result of any fraud, duress, coercion, pressure or undue influence exercised by or on behalf of employer, that he has not relied upon any representation or statement, written or oral, not set forth in this agreement, and that he has had sufficient time to review and discuss this agreement with his legal advisor and tax advisor.

TRAVELZOO INC.    CHRIS LOUGHLIN
By: __________________________    By: __________________________
Its: __________________________
Date: ________________________    Date: ________________________

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